Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Celgene Corporation:
     We consent to the incorporation by reference in the registration statement on Form S-8 of Celgene Corporation of our reports dated February 17, 2009, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008. Our report on the consolidated financial statements refers to the Company’s change in its methods of accounting for fair value measurements in the fiscal year ended December 31, 2008 due to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” the change in method of accounting for uncertain tax positions in the fiscal year ended December 31, 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and the change in method of accounting for share-based payments in the fiscal year ended December 31, 2006 due to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”
/s/ KPMG LLP
Short Hills, New Jersey
July 31, 2009